Exhibit 10.1

CONSULTING SERVICES AGREEMENT
Date: November 1, 2019

This Consulting Services Agreement (this “Agreement”) is entered into by and between Salt Blockchain Inc. a Delaware corporation (the “Company”), and English Ventures, LLC (“Consultant”), with a primary address set forth below, as of the date set forth above (the “Effective Date”). The Company and Consultant may each be referred to as a “Party” or together, the “Parties.”

WHEREAS, the Company wishes to obtain the services of Consultant for certain purposes, and Consultant wishes to provide such services, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Consultant hereby agree to be legally bound as follows:

1.    Services Engagement. The Company hereby retains Consultant as an independent contractor, and Consultant hereby accepts such retention, to perform services for the Company as set forth herein.

1.1         Scope. Consultant shall provide services as generally described in Exhibit A, attached, (the “Services”) to the Company in the field of operational and business management (the “Field”). The specific nature and amount of the Services to be performed within the Field shall be agreed by Consultant and the Company during the Term (as defined below) of this Agreement.

1.2         Performance and Time Commitment. Consultant shall render the Services as generally described in Exhibit A, attached, or at such times as may be mutually agreed upon by Consultant and the Company. Consultant shall perform the Services remotely or as set forth in Exhibit A. Consultant also agrees to perform a reasonable amount of informal consultation with the Company over the telephone or otherwise.

2.    Compensation. As compensation for the Services rendered by Consultant and the discharge of all Consultant’s obligations hereunder, the Company shall pay Consultant compensation as described in Exhibit A as compensation for the Services rendered by Consultant and the discharge of all Consultant’s obligations hereunder.

3.    Expenses. The Company shall reimburse Consultant for travel and accommodation expenses actually incurred by Consultant in performing the Services, so long as such expenses are reasonable and necessary as determined by the Company and approved in advance by the Company. Consultant shall maintain adequate books and records relating to any expenses to be reimbursed and shall submit requests for reimbursement in a timely manner and form acceptable to the Company.

4.    Invoicing and Payment. Consultant shall use its reasonable efforts to consolidate invoices deliverable pursuant to this Section 4 into no more than one invoice per month. Such invoice shall be itemized and otherwise shall be in reasonable detail. The Company shall pay all undisputed invoices (or portions thereof) within thirty (30) days of receipt of invoice. The Company shall pay all disputed amounts within thirty (30) days following resolution of such dispute by the Parties. This Section 4 shall be subject to any specific payment schedule otherwise specified by the Company.

5.    Taxes and Withholdings. All taxes relating to Consultant’s performance under this Agreement shall be the responsibility of Consultant. In particular, Consultant shall be solely responsible for the payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws that pertain to the compensation paid or reimbursements provided to Consultant.

6.    Duties of Consultant.

6.1         Availability; Communication Reports and Performance. Consultant shall be available to the Company at such times and locations as the Parties may agree, and shall be available for telephone consultations as requested by the Company. Consultant shall provide a written report summarizing all activities under this Agreement at the request of the Company. Consultant shall perform all of the Services in a prompt and professional manner. Consultant shall not be entitled to subcontract any of Consultant’s obligations hereunder without the Company’s prior written approval.

6.2         Efforts of Consultant. Consultant shall perform the Services conscientiously and in a professional and timely manner, and devote Consultant’s best efforts and abilities thereto. Consultant shall observe all policies and procedures of the Company, and such other directives as may be promulgated from time to time by the Company’s officers or board of directors. In addition, Consultant shall follow generally accepted professional standards of care and all applicable federal, national, state and local laws, rules and regulations of each country where the Services shall be conducted.

6.3         No Conflicting Agreements. Consultant represents and warrants that Consultant is not a party to any existing agreement that would prevent Consultant from entering into and performing its obligations under this Agreement in accordance with its terms. Consultant shall not enter into any agreement that is in conflict with, or that would prohibit or impair the performance of, Consultant’s obligations under this Agreement in accordance with its terms.

6.4         Independent Contractor. Consultant understands and agrees that Consultant is acting solely as an independent contractor of the Company in performing any of the Services and as such agrees that, at all times, Consultant is not an employee of the Company. This Agreement shall not be construed as authority for Consultant to act as the Company’s agent or in any similar capacity, or to make commitments of any kind for the account of or on behalf of the Company, and Consultant shall not take any action suggesting otherwise, and Consultant shall fully indemnify and hold harmless the Company from all liabilities arising from any allegation or determination to the contrary. Consultant acknowledges that Consultant will receive no company-sponsored benefits from the Company, where benefits include without limitation paid time off, medical insurance, and 401k participation. If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will receive no compensation or benefits beyond those mandated by state or federal law.

6.5         Non-Solicitation. Consultant agrees that during the Term and for the twelve (12) month period thereafter, Consultant shall not, either directly or indirectly, on its own behalf or in the service or on behalf of others, (a) solicit or recruit (i) the employment or services of any person who was employed by the Company during the Term or (ii) any customer of the Company, or prospective customer contacted by Consultant within six (6) months immediately preceding the termination of Consultant, or (b) otherwise interfere with the Company’s relations with its employees, customers and vendors.

6.6         Modification. Consultant agrees that, should a court determine that any provision, term or condition set forth in this agreement are invalid or unenforceable, the court may alter or modify any such provision, term or condition in a manner so as to protect the Company’s legitimate business interests.

6.7         Tax ID Number. Consultant certifies that Consultant will supply Consultant’s correct Tax ID Number to the Company. Consultant acknowledges that the Company will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Agreement, including, without limitation, Form 1099 under the Internal Revenue Code of 1986, as amended (or any successor form). Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant acknowledges its obligation to pay all self-employment and other taxes thereon.

7.    Confidentiality.

7.1         Company Confidential Information. Consultant shall hold in strict confidence, and not use, except for the benefit of the Company, and not disclose to any person or entity without written authorization of the Chief Executive Officer of the Company, any Confidential Information (as defined below) of the Company. “Confidential Information” means any proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Consultant by or on behalf of the Company, either directly or indirectly, whether in writing, orally or by drawings or inspection of documents or other tangible property; provided, that Confidential Information shall not include any of the foregoing items to the extent they have become publicly known and made generally available through no wrongful act of Consultant.

7.2         Third Party Information Held by Consultant. Consultant represents and warrants that Consultant shall not improperly use or disclose to the Company or any of its directors, officers, employees or agents, any Confidential Information of any current or former client or other person or entity with whom Consultant has an agreement or duty to keep such information confidential, and that Consultant shall not bring onto the premises of the Company any such information in any medium unless consented to in writing by such client, person or entity.

7.3         Third Party Information Held by the Company. Consultant recognizes that the Company has received, and in the future may receive, from third parties Confidential Information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant shall hold all such information in strict confidence and not disclose it to any person or entity or use it except as necessary in carrying out the Services, consistent with the Company’s agreement with such third party. For purposes of this Agreement, such third-party information shall be deemed part of the Confidential Information of the Company.

7.4         Required Disclosure of Confidential Information. If Consultant is required by law or court or governmental order to disclose Confidential Information, Consultant shall give the Company prompt written notice of such requirement such that the Company shall have the opportunity to apply for a protective order, for an injunction or for confidential treatment of such Confidential Information. Notwithstanding the forgoing, any information disclosed by Consultant pursuant to a court or governmental order shall remain Confidential Information and may not be disclosed under any other circumstances unless and until the Confidential Information so disclosed becomes publicly known and generally available through no wrongful act of Consultant.

7.5         Retention of Rights. This Agreement does not transfer ownership of Confidential Information or grant a license thereto. Company will retain all right, title, and interest in and to all Confidential Information.

8.    Ownership of Results.

8.1         Assignment of Inventions. Consultant shall promptly make full written disclosure to the Company, shall hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers and conveys to the Company, or its designee, all of Consultant’s worldwide right, title and interest in and to any and all inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes and know-how, whether or not patentable or registrable under patent, copyright or similar laws, that Consultant may solely or jointly conceive, develop or reduce to practice, or cause to be conceived, developed or reduced to practice, in the performance of the Services or that result, to any extent, from use of the Company’s premises or property (collectively, the “Inventions”), including any and all moral rights and intellectual property rights inherent therein and appurtenant thereto, including, but not limited to, all patent rights, copyrights, trademarks, know-how and trade secrets and the rights to apply for the same and the right to claim priority from the same (collectively, “Intellectual Property Rights”). Consultant further acknowledges and agrees that all original works of authorship that are made by Consultant (solely or jointly with others) in the performance of the Services (a “Work”) and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. However, to the extent that any Work may not, by operation of any applicable law, be a work made for hire, Consultant hereby assigns, transfers and conveys to the Company all of Consultant’s worldwide right, title and interest in and to such Work, including all Intellectual Property Rights relating thereto.

8.2         Further Assurances. Upon the request and at the expense of the Company, Consultant shall execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document the assignment and transfer described in Section 8.1 or to enable the Company to secure its rights in the Inventions, Works and Intellectual Property Rights relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce Intellectual Property Rights in any and all jurisdictions with respect to any Inventions or Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Without limiting the foregoing, Consultant shall disclose to the Company all pertinent information and data with respect thereto and shall execute all applications, specifications, oaths and all other instruments that the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Inventions, Works and any Intellectual Property Rights relating thereto. If the Company is unable for any other reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patent, trademark, copyright or other registration covering Inventions or Works assigned to the Company hereunder, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or trademark, copyright or other registrations thereon with the same legal force and effect as if executed by Consultant.

9.    Term and Termination.

9.1         Term. The term of this Agreement shall begin on the Effective Date and shall continue for the period set forth in Exhibit A thereafter (the “Term”) unless earlier terminated pursuant to this Section 9.

9.2         Termination by the Company. The Company shall have the right to terminate this Agreement, without notice or penalty, upon the occurrence of any of the following events: (a) the death or disability of Consultant, (b) Consultant’s breach of any of Consultant’s obligations under this Agreement, or (c) Consultant’s failure to perform the Services as contemplated under this Agreement. In addition, the Company shall have the right, without penalty, to terminate this Agreement upon providing thirty (30) days prior written notice to Consultant.

9.3         Obligations. Upon termination, the Company shall have no obligation to pay Consultant any fees or expenses that accrued subsequent to (a) a breach of Consultant’s obligations hereunder, (b) the failure of Consultant to perform the Services as contemplated by this Agreement, or (c) the commission of fraud upon the Company by Consultant.

10.    Miscellaneous.

10.1 U.S. Defend Trade Secrets Act. The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to limit any rights under such federal law.

10.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and deemed to have been given when hand delivered, sent by facsimile or mailed by registered or certified mail or overnight courier with tracking capabilities, as follows, or as a Party may otherwise notify to the other in accordance with this Section 10 (provided that such notice of change of address or recipient shall be deemed given only when received):

If to the Company:	If to Consultant:
Salt Blockchain Inc.	Justin English
Attn: Legal Department	55 N Main St.
707 17th Street, Suite 4200	Cohasset, MA
02025 Denver, CO 80202

10.3 Company Property; Return or Destruction. Consultant shall not remove any Company property from the Company’s premises without prior written authorization from the Company. Promptly upon the expiration or termination of this Agreement, and earlier if requested by the Company at any time, Consultant shall deliver to the Company (and shall not keep in Consultant’s possession or deliver to anyone else) or destroy all Confidential Information of the Company (including all embodiments thereof) and all software, documentation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items, or any other work product whatsoever, developed by Consultant as part of or in connection with the Services or otherwise belonging to the Company. Consultant shall certify in writing as to such complete return or destruction.

10.4 Indemnification. Consultant shall indemnify and hold harmless the Company for all costs, fees (including reasonable attorney’s fees), expenses, losses and other damages arising from (a) any injury to person or damage to property caused by Consultant, (b) any breach of this Agreement by Consultant, (c) Consultant’s negligence or willful misconduct, (d) a determination by a court, agency, or taxing authority that Consultant or any of Consultant’s assistants, employees or agents is not an independent contractor with respect to the Company, (e) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (f) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the Inventions, Works and Intellectual Property Rights under this Agreement (each, a “Consultant Indemnified Claim”). Company shall indemnify, defend, and hold harmless Consultant and his/her agents, heirs, successors, and assigns against any “Company Indemnified Claim,” meaning any third party claim, suit, or proceeding arising out of or related to the Services, including without limitation claims related to the operation or failure to operate of work product and claims of personal injury or property damage. Company Indemnified Claims include, without limitation, claims by or Company’s customers, contractors, and other users. Each Party’s obligations pursuant to this Section 10.4: (a) include retention and payment of attorneys and payment of court costs, as well as settlement and payment of judgments; and (b) will be excused to the extent that the other contracting party’s (“Indemnified Party’s”) failure to provide prompt notice of the Indemnified Claim or reasonably to cooperate materially prejudices the defense. Company will control the defense of any Company Indemnified Claim, including appeals, negotiations, and any settlement or compromise thereof; provided Consultant will have the right, not to be exercised unreasonably, to reject any settlement or compromise that requires that he/she admit wrongdoing or liability or subjects him/her to any ongoing affirmative obligations.

10.5 Advice of Counsel. Each Party acknowledges that, in executing this Agreement, such Party has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Agreement. Furthermore, this Agreement shall not be construed against any Party by reason of the drafting or preparation hereof.

10.6 Assignment; No Third-Party Beneficiaries. The Company may assign this Agreement without the prior written consent of Consultant. Consultant hereby acknowledges and agrees that the duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Consultant. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the Parties hereto or their respective successors and permitted assigns, any benefits, rights or remedies.

10.7 Governing Law Jurisdiction and Attorney Fees. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado without giving effect to any conflict of laws provisions. Each Party agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement may be brought in the United States District Court in the State of Colorado, or if such court does not accept jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of Colorado. The prevailing Party in any dispute or legal action regarding the subject matter of this Agreement shall be entitled to recover attorney’s fees and costs.

10.8 Equitable Relief. Consultant agrees that the limitations on its ability to solicit the Company’s employees and customers as set forth in Section 6.5, as well the confidentiality, assignment, licensing and related obligations in Sections 7 and 8 are reasonably necessary to protect the Company’s legitimate business interests. Consultant acknowledges that such limitations will not constitute or cause it or the Principal any undue hardship. Consultant further agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 7 and 8 of this Agreement, and that a breach of such covenants could cause serious and irreparable injury to the Company. Accordingly, the Company shall have available, in addition to any other right or remedy available to it, the right to obtain an injunction from a court of competent jurisdiction restraining such a breach (or threatened breach) and to specific performance of any such Section. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuance of such injunction and to the ordering of specific performance.

10.9 Entire Agreement Amendment and Waiver. This Agreement (including the exhibits hereto) contains the entire understandings of the Parties and supersedes all previous agreements (oral and written), negotiations and discussions with respect to the Services. The Parties may modify any of the provisions hereof only by an instrument in writing duly executed by the Parties. No waiver of any rights under this Agreement shall be effective unless in writing signed by the Party to be charged.

10.10 Severability. In the event of the invalidity of any provisions of this Agreement containing any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Agreement. The Parties will replace an invalid provision or fill any gaps with valid provisions, which most closely approximate the purpose and economic effect of the invalid provision or, in the case of a gap, the Parties’ presumable intentions.

10.11 Headings. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement.

10.12 Survival. The rights and obligations of the Parties, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to confidentiality and inventions) shall survive the termination or expiration of this Agreement. The expiration or termination of this Agreement shall not impair any right or obligation of any Party accruing prior to the effective date of such expiration or termination.

10.13 Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile or “PDF” exchange, each of which shall be deemed to be an original as against any Party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Consulting Services Agreement as of the Effective Date.